Exhibit 99.1
WorldHeart Applies for Transfer to The Nasdaq Capital Market

Oakland, CA – December 5, 2006: (NASDAQ: WHRT, TSX: WHT) – World Heart Corporation announced today that it has determined that it is in its shareholders’ best interest to transfer the listing of its common shares to The Nasdaq Capital Market and today submitted its transfer application.  As previously announced, on November 20, 2006, WorldHeart received a notice from the Listing Qualifications Department of The Nasdaq Stock Market indicating that, based on the Company’s Form 10-QSB for the quarter ended September 30, 2006, the Company’s stockholders’ equity did not comply with the minimum $10,000,000 stockholders’ equity requirement for continued listing on The Nasdaq Global Market as set forth in Marketplace Rule 4450(a)(3).  In addition, the Nasdaq staff had previously notified the Company that it would have until December 18, 2006 to regain compliance with the minimum $1.00 bid price rule as set forth Marketplace Rule 4450(a)(5).

Transfer to The Nasdaq Capital Market, if approved, would provide the Company with approximately 180 days from today’s date to comply with the minimum bid price rule.  The approval application is subject to the Company’s ability to meet all of The Nasdaq Capital Market listing requirements, which the Company believes it satisfies, with the exception of the minimum bid price.  When the application is approved, WorldHeart will be notified by Nasdaq and begin trading on The Nasdaq Capital Market under its current trading symbol WHRT.

On November 14, 2006, WorldHeart announced a private placement financing of its common shares with aggregate proceeds of approximately $14.1 million.  WorldHeart has received about $2.8 million in a first closing of the financing.  The completion of the funding of the private placement is subject to shareholder approval, which is expected to occur at WorldHeart’s Annual and Special Meeting to be held on December 20, 2006.

About World Heart Corporation

WorldHeart is a developer of mechanical circulatory support systems with leading next-generation technologies and a portfolio of product candidates. The Company is headquartered in Oakland, California, with additional facilities in Salt Lake City, Utah and in Heesch, Netherlands. WorldHeart’s registered office is Ottawa, Ontario, Canada.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements regarding the Company’s expectations with respect to achieving approval for listing with The Nasdaq Capital Market and the Company’s ability to maintain its Nasdaq listing, as well as other statements that can be identified by the use of forward-looking language, such as “believes,” “feels,” “expects,” “may,” “will,” “should,” “seeks,” “plans,” “anticipates,” or “intends” or the negative of those terms, or by discussions of strategy or intentions.  Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation: risks in product development and market acceptance of and demand for the Company’s products; possible delisting from The Nasdaq Stock Market if compliance with the Capital Market listing standards can not be achieved or maintained; and other risks detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including without limitation its Annual Report on Form 10-KSB, as amended, for the year ended December 31, 2005.